Exhibit 10.2

GENOMIC HEALTH, INC. EXECUTIVE CASH BONUS PLAN

1.  Purpose.

The purpose of the Genomic Health, Inc. Executive Cash Bonus Plan (the “Plan”) is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives, and to attract, motivate, reward and retain the individuals who are part of the senior executive staff of Genomic Health, Inc. (the “Company”).  Under the Plan, a participant may be awarded a performance bonus, described in Section 4 hereof, which is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  No bonuses shall be payable under this Plan unless and until the Plan is approved by the Company’s stockholders.

2.  Eligibility.

Those individuals who are part of the senior executive staff as designated by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall be eligible to participate in the Plan (collectively, the “Executives”).  No person is automatically entitled to participate in the Plan in any performance period, or portion thereof.  Participation in the Plan during any performance period, or portion thereof, does not entitle a participant to participate in the Plan or any similar plan in the future.

3.  Administration of the Plan.

The Plan shall be administered by the Compensation Committee, which shall consist of at least two independent directors of the Company who satisfy the requirements of Section 162(m) of the Code.  The Compensation Committee shall have the sole discretion and authority to:

(i)                                     administer and interpret the Plan in accordance with Section 162(m) of the Code as appropriate;

(ii)                                  prescribe the terms and conditions of any awards granted under the Plan;

(iii)                               adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and

(iv)                              interpret, amend or revoke any such rules and guidelines.

The decisions of the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan.

4. Performance Bonus Amounts.

For each performance period, which may comprise one or more fiscal years or portion(s) thereof, or such other period specified by the Compensation Committee, the performance bonus amount payable to each Executive under this Section 4 is intended to constitute performance-based compensation for purposes of Section 162(m) of the Code and shall be based on a target bonus, in turn based on one or more relevant performance criteria and the extent to which targets identified for such criteria are realized.  The Compensation Committee shall, for each performance period, approve the target bonus amount for each Executive, the relevant performance criteria, the respective targets for such criteria, and the bonus amounts payable depending upon if and the extent to which such targets are realized, in accordance with the following rules:

(i) The relevant performance criteria shall include (a) cash flow (including operating cash flow), (b) earnings per share, (c) earnings before any combination of interest, taxes, depreciation or amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment shares, (q) costs, (r) expenses, (s) achievement of target levels of discovery and/or development of products or services, including but not limited to research or regulatory achievements, (t) third party coverage and/or reimbursement objectives, (u) test volume metrics, (v) objective customer indicators (including, without limitation, customer satisfaction), (w) improvements in productivity, (x) attainment of objective operating goals, or (y) objective employee metrics, any of which may be measured either individually, alternatively or in any combination, applied to either the individual, the Company as a whole or to a business unit or subsidiary of the Company, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, or on the basis of any other specified period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, and subject to specified adjustments, in each case as specified by the Compensation Committee when it identifies the selected performance criteria.

(ii) Unless specified otherwise by the Compensation Committee at the time the performance goals are established or otherwise within the time limit prescribed by Section 162(m) of the Code, the Compensation Committee shall appropriately adjust the method of evaluating performance under a performance criterion for a performance period as follows: (i) to exclude asset write-downs, (ii) to exclude litigation or claim judgments or settlements, (iii) to exclude the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) to exclude accruals for reorganization and restructuring programs, (v) to exclude any extraordinary nonrecurring items as determined under generally accepted accounting principles and/or described in managements’ discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) to exclude the dilutive and/or accretive effects of acquisitions or joint ventures, (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture, (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, (ix) to exclude the effects of stock based compensation; and (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles, in each case in compliance with Section 162(m).

(iii) As determined by the Compensation Committee, any given performance criterion may be measured over all or part of the performance period.  The Compensation Committee must identify in writing within ninety (90) days after the beginning of the performance period (or, if earlier, on or before the date which represents 25% of the total number of days in the performance period), and while the outcome of the performance criterion is substantially uncertain, the target bonus, the selected performance criteria and the targets applicable to such period.

(iv) The Compensation Committee may in its discretion direct that any performance bonus be reduced below the amount as calculated above.  Further, the Compensation Committee may in its discretion increase the amount of compensation otherwise payable to any Executive upon satisfaction of the designated targets if such Executive would not be covered by Section 162(m) of the Code.  Notwithstanding the foregoing, the maximum aggregate amount payable under this Plan to any Executive in any fiscal year as a performance bonus shall be $5,000,000.

5.  The Payment of Bonuses.

No later than two and one-half months following the completion of the performance period, and prior to payment of the bonus, the Compensation Committee shall determine and certify in writing the extent to which the performance criteria and targets have been satisfied as required by Section 162(m) of the Code for the performance period.  Bonuses shall be paid as soon as practicable following the end of such performance period, as the case may be, and such certification, and in no event later than two and one-half months following the completion of the performance period.

6.  Termination of Employment.

In order to earn a bonus for a performance period, the Executive must be employed by the Company or its subsidiaries through the date that the bonus payments are distributed for the performance period.  If an Executive would otherwise be entitled to payment of a bonus award under Section 4 of the Plan, but terminates employment with the Company or its subsidiaries prior to the end of the performance period for any reason (whether voluntary or involuntary), the Executive shall not earn any portion of the award under the Plan for that performance period, provided that the Compensation Committee shall have discretion to provide for payment of a pro rata portion of any otherwise earned award (based on the number of days employed during the performance period) in appropriate circumstances.

7.  Amendment and Termination.

The Compensation Committee may terminate the Plan at any time, for any and no reason, and may also amend the Plan in order to reduce the amount of any Executive’s bonus payments at any time, for any or no reason.

8.  Section 409A of the Code.

To the extent applicable, it is intended that this Plan and any awards granted hereunder either be exempt from the requirements of, or else comply with the requirements of,

Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause any award granted hereunder to incur additional taxes under Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

9.  Recoupment.

Notwithstanding any other provision herein, any recoupment or “clawback” policies adopted by the Compensation Committee pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law shall apply to the awards granted hereunder to the extent the Compensation Committee provides at the time the policy is adopted.

10.  No Right to Employment, Reelection or Continued Service.

Nothing in this Plan or a bonus granted hereunder shall interfere with or limit in any way the right of the Company to terminate any participant’s employment, service on the Board of Directors or service for the Company or any subsidiary thereof at any time or for any reason not prohibited by law, nor shall this Plan or a bonus granted hereunder itself confer upon any participant any right to continue his or her employment or service for any specified period of time.  Neither a bonus awarded hereunder nor any benefits arising under this Plan shall constitute an employment contract with the Company.

11.  Unfunded Plan.

The Plan is intended to be an unfunded plan.  Participants are and shall at all times be general creditors of the Company with respect to their bonus awards, if any. If the Compensation Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of bonuses under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.